                                                                    Exhibit 10.1

BB&T                                                  Branch Banking & Trust Co.
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                                                      Commercial Lending
                                                      3233 Thomasville Road
                                                      Tallahassee, FL 32308

October 4, 2006

Mr. Brian Fabacher, President
Lynch Systems, Inc.
601 Independent Street
Bainbridge, GA 39817

Re:      9660812870-00001

Dear Brian:

Your loan with BB&T was scheduled to mature on September 29, 2006. Effective
September 29, 2006, we are granting an extension of this loan for 120 days from the maturity date.

This loan was closed outside the state of Florida in order to save on documentary stamp taxes that would otherwise have been due. In order to avoid the necessity of traveling outside the state for a short-term renewal, BB&T will grant you an extension on the maturity on this credit facility for an additional
120 days. Your note will now be due and payable in full on January 29, 2007.
Further, BB&T has determined that it will limit the total amount to be advanced under the credit facility to $2,000,000.00. All other terms and conditions of the note will remain unchanged. Please continue to make your regular monthly payment under the note. By making this extension, BB&T is not waiving any default and is not waiving, modifying or extending any other term or condition of the note or any other loan document. In order to maintain the tax nature of the note, please do not sign or return this letter to BB&T.

Sincerely yours,

/s/ Sterling Luce
Sterling Luce
Vice President